UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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GEORGIA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2016
ANNUAL MEETING
& INFORMATION STATEMENT

www.georgiapower.com

GEORGIA POWER COMPANY
Atlanta, Georgia

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 18, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders of Georgia Power Company will be held on May 18, 2016 at 7:30 a.m., Eastern Time, at the Company's Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, to elect 10 members of the board of directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 4, 2016 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Georgia Power Company Corporate Secretary at (404) 506-7455.

The Information Statement and the 2015 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2015 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2016.

This Information Statement and the 2015 Annual Report also are available to you at www.georgiapower.com/about-us/facts-and-financials/home.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

W. Ron Hinson
Executive Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary

Atlanta, Georgia
April 12, 2016

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Georgia Power Company (Company) in connection with the 2016 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 18, 2016 at 7:30 a.m., Eastern Time, at the Company's Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374. This Information Statement is initially being provided to shareholders on or about April 12, 2016. The Information Statement and the 2015 Annual Report also are available on the internet at www.georgiapower.com/about-us/facts-and-financials/home.

At the meeting, the shareholders will vote to elect 10 members to the board of directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company's common stock and Class A preferred stock on the record date of April 4, 2016 are entitled to notice of and to vote at the meeting. On that date, there were 9,261,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 1,800,000 shares of Class A preferred stock outstanding on that date. With respect to the election of directors, all of the outstanding shares of Class A preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock counts as one vote and each share of outstanding Class A preferred stock counts as one-fourth vote. Neither the Company's charter nor bylaws provides for cumulative voting rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2017 Annual Meeting, shareholder proposals must be received by the Company no later than February 11, 2017.

NOMINEES FOR ELECTION AS DIRECTORS

A board of 10 directors is to be elected at the 2016 Annual Meeting of Shareholders, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a director. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's board. The ages of the directors shown below are as of December 31, 2015.

W. Paul Bowers - Director since 2010
Mr. Bowers, 59, is chairman, president, and chief executive officer of the Company, which is the largest subsidiary of Southern Company. Prior to assuming his current position, Mr. Bowers served as the chief operating officer of the Company from August 2010 to December 2010. He previously served as executive vice president and chief financial officer of Southern Company from January 2008 to August 2010. He serves on the boards of Nuclear Electric Insurance Limited and Aflac Incorporated, and he serves on the University System of Georgia Board of Regents. He was the 2015 chair of the Georgia Chamber of Commerce and is chair of the Children's Healthcare of Atlanta Foundation. He is also a member of the Federal Reserve Bank of Atlanta's energy policy council and a trustee for the Woodruff Arts Center. Mr. Bowers' knowledge of the Company's business and industry, including the regulatory structure, and his operational and financial expertise, make him uniquely qualified to serve on the board.

Robert L. Brown, Jr. - Director since 2003
Mr. Brown, 64, is president and chief executive officer of R. L. Brown & Associates, Inc. (an architectural, planning, and construction management company), in Decatur, Georgia. In 1984, Mr. Brown established R. L. Brown & Associates, Inc. to provide architectural and construction management on projects for corporate clients and private/government groups. His company has designed many projects throughout metro-Atlanta and Alabama, including the Birmingham Civil Rights Institute, Cascade Elementary School, Clark Atlanta University Student Center and Parking Facility, academic buildings for DeKalb College and Spelman College, and the 1996 Olympic Tennis Venue. He is also a director of Citizens Trust Bank where he serves on the Governance/Nominating and Audit/Compliance Committees. Mr. Brown also serves on the boards of the Georgia Chamber of Commerce, the Georgia Partnership for Excellence in Education, the Georgia Department of Transportation, the Georgia Historical Society, and the Community Foundation for Greater Atlanta. Mr. Brown's experience in business and community affairs are valuable to the board.

Anna R. Cablik - Director since 2001
Ms. Cablik, 63, is president of Anatek, Inc. (a metal contractor), in Marietta, Georgia, and Anasteel & Supply Company, LLC (a supplier of fabricated concrete reinforcing steel), in Ellenwood, Georgia. Ms. Cablik is a partner in PanAmerican Logistics LLC, Camana Holdings, LLC, and CK Property Group, LLC. She is a director of BB&T Corporation where she serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. She is also a member of the Finance Committee of the United Way of Metropolitan Atlanta and a trustee of the Woodruff Arts Center. As the owner and operator of several companies, Ms. Cablik has over 30 years of experience overseeing the preparation of financial statements and the review of accounting matters. Ms. Cablik's entrepreneurial and business-building skills and experience, having successfully founded and grown several businesses, and her extensive career managing a diverse portfolio of projects, provide risk assessment skills and experience to the board.

Stephen S. Green - Director since 2008
Mr. Green, 67, is president and chief executive officer of Stephen Green Properties, Inc. (a commercial real estate investment company), in Savannah, Georgia. He has served as president and chief executive officer of Stephen Green Properties, Inc. since he founded the company in 1987. Mr. Green served as president and chief executive officer of the Morris Manning Martin Green Consulting Group, LLC from its formation in March 2012 until it was dissolved in 2015. Mr. Green is a director and chairman of FCB Financial Corp. as well as a director and vice chairman of First Chatham Bank, serving on the Executive Committee. He is on the board of trustees of the Georgia Conservancy and is also the chairman of the Savannah Economic Authority and of the Savannah/Hilton Head Airport Commission. Mr. Green's real estate investment and development experience and his knowledge of business and civic activities in Georgia's coastal area bring important insights to the board.

Kessel D. Stelling, Jr. - Director since 2016
Mr. Stelling, 59, is the chairman, chief executive officer, and president of Synovus Financial Corporation in Columbus, Georgia. Mr. Stelling has served as chairman of Synovus Financial Corporation since January 2012 and chief executive officer and president since 2010. He is chairman for the University System of Georgia Board of Regents and serves on the boards of Realizing Educational Achievement Can Happen (REACH) Foundation, Inc. and the Georgia Chamber of Commerce. He also serves as treasurer and is a member of the executive committee for the Financial Services Roundtable. Mr. Stelling's wealth of experience in the areas of banking and financial management services is valuable to the board.

Jimmy C. Tallent - Director since 2007
Mr. Tallent, 63, is chairman and chief executive officer of United Community Banks, Inc. (UCBI), in Blairsville, Georgia, and UCBI's wholly-owned subsidiary, United Community Bank. Mr. Tallent has served as chief executive officer of UCBI from the time it was formed in 1988 and as chief executive officer of United Community Bank since 1984. He has served as chairman of both UCBI and United Community Bank since February 2015. Mr. Tallent also served as president of UCBI from 1988 until February 2015 and as president of United Community Bank from 1984 until February 2015. UCBI operates banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina, and east Tennessee. Mr. Tallent serves on the board of trustees of Young Harris College and the boards of directors of the Georgia Cities Foundation and the Georgia Chamber of Commerce. Mr. Tallent's strong financial experience and his commitment to customer service and the business community make him a valuable member of the board.

Charles K. Tarbutton - Director since 2010
Mr. Tarbutton, 49, serves as the treasurer and as a director of B-H Transfer Co. (a motor carrier serving industrial and retail customers throughout the southeastern United States) in Sandersville, Georgia. Prior to assuming his current position in September 2015, Mr. Tarbutton served as the assistant vice president of the Sandersville Railroad Company in Sandersville, Georgia from 1988 until 2015. Mr. Tarbutton serves as president and a director of Katahdin Management Company, the general partner of a real estate and investment partnership. Mr. Tarbutton currently serves on the boards of the Georgia Ports Authority and the Brentwood School. Mr. Tarbutton's financial background, leadership experience, and involvement in the industrial community enable him to provide valuable insights to the board.

Beverly Daniel Tatum - Director since 2008
Dr. Tatum, 61, is president emerita of Spelman College, in Atlanta, Georgia, and is a renowned scholar, teacher, clinical psychologist, and race relations expert. She previously served as president of Spelman College from 2002 to 2015. Dr. Tatum serves as a trustee of Teach for America, the Institute of International Education, and Smith College. She also serves on the boards of Educational Testing Service, the Georgia Early Education Alliance for Ready Students, the Woodruff Arts Center, the Westside Future Fund, and Achieve Atlanta. Her keen understanding of the educational challenges in the State of Georgia and her extensive experience researching and creating awareness around diversity issues make her a valuable member of the board.

Clyde C. Tuggle - Director since 2013
Mr. Tuggle, 54, serves as senior vice president and chief public affairs and communications officer of The Coca-Cola Company (Coca-Cola), in Atlanta, Georgia, a position he has held since 2009. He is a director of Oxford Industries, Inc. where he serves as a member of the Audit Committee. Mr. Tuggle is the chairman of the board of trustees of Agnes Scott College and a trustee of the Georgia Research Alliance. Mr. Tuggle serves on the boards of the Coca-Cola Scholars Foundation and CasaColumbia. Mr. Tuggle's experience in corporate communications and global public affairs issues make him a valuable member of the board.

Richard W. Ussery - Director since 2001
Mr. Ussery, 68, is the retired chairman of the board and chief executive officer of Total System Services, Inc. (TSYS) (a credit card processing company), in Columbus, Georgia. He is a director of TSYS, where he serves as a member of the Technology Committee. Mr. Ussery's leadership skills, extensive knowledge of and experience in the payment and financial services industries, and understanding of such business give him unique insights into the challenges and opportunities facing the Company, allowing him to make valuable contributions to the board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Mr. Stelling was identified jointly by members of the Board and management.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

RETIRING DIRECTOR

Mr. D. Gary Thompson, who has served as a director of the Company since 2003, is retiring from the board effective May 18, 2016. During Mr. Thompson's time on the board, he served on the Compensation Committee, the Controls and Compliance Committee, and the Finance Committee as well as the former Nuclear Committee and the former Nuclear Oversight Committee. Mr. Thompson is the retired chief executive officer of Georgia Banking, Wachovia Bank, N.A. in Atlanta, Georgia, and executive vice president of Wachovia Corporation in Charlotte, North Carolina. Previously, he served as a director of Aflac Incorporated, where he served as a member of the Compensation and the Investment and Risk Committees. Mr. Thompson is on the board of the Chastain Park Conservatory. The board is extremely grateful for his guidance and contributions to the Company.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of 11 members. The current nominees for election as directors consist of nine non-employee directors and Mr. Bowers, the chairman, president, and chief executive officer of the Company. Mr. Thompson is retiring from the Board effective May 18, 2016.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors. Effective July 1, 2015, the director compensation program for non-employee directors is as follows:

Annual cash retainer:

•	$44,000 retainer paid in quarterly amounts of $11,000

•	Additional $8,000 retainer paid in quarterly amounts of $2,000 if serving as chair of a standing board committee

Annual stock retainer:

•	$34,500 in Southern Company common stock (Common Stock) units paid in quarterly grants of $8,625

Meeting fees:

•
Meeting fees are not paid for participation in the initial six meetings of the board in a calendar year. If more than six meetings of the board are held in a calendar year, $1,800 will be paid for participation in each meeting of the board beginning with the seventh meeting.

•
Meeting fees are not paid for participation in the initial six meetings of a committee in a calendar year. If more than six meetings of a committee are held in a calendar year, $1,500 will be paid for participation in each meeting of the committee beginning with the seventh meeting.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the director, all or a portion of the director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Georgia Power Company, as amended and restated effective February 18, 2015 (Director Deferred Compensation Plan), until membership on the board ends. Deferred compensation may be invested as follows, at the director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock or cash upon leaving the board, or

•	at the prime interest rate which is paid in cash upon leaving the board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the director, may be distributed in a lump sum payment, or in up to 10 annual distributions after leaving the board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee directors during 2015, including amounts deferred in the Director Deferred Compensation Plan. Non-employee directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee directors.

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
Robert L. Brown, Jr.	55,750	31,125	513	87,388
Anna R. Cablik	49,750	31,125	313	81,188
Stephen S. Green	44,000	31,125	1,171	76,296
Jimmy C. Tallent	44,000	31,125	513	75,638
Charles K. Tarbutton	44,000	31,125	513	75,638
Beverly Daniel Tatum	44,000	31,125	513	75,638
D. Gary Thompson	44,000	31,125	513	75,638
Clyde C. Tuggle	44,000	31,125	513	75,638
Richard W. Ussery	49,750	31,125	513	81,388

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)
Consists of imputed income associated with group life insurance and gifts and activities provided to attendees at Company-sponsored events and reimbursements for taxes on imputed income associated with such gifts and activities.

BOARD LEADERSHIP STRUCTURE

The board believes that the combined role of chief executive officer and chairman is most suitable for the Company because Mr. Bowers is the director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee directors and management have different perspectives and roles in strategy development.

The chief executive officer brings Company-specific experience and expertise, while the Company's non-employee directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the directors to hold an executive session of the non-employee directors without management participation at each regularly scheduled board meeting. The chair of the Safety and Nuclear Committee currently presides over these executive sessions. Information on how to communicate with the non-employee directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Ms. Cablik, Chair; Mr. Tallent, and Dr. Tatum

•	Met four times in 2015

•	Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company's system of internal control, compliance, ethics, employee concerns programs, and diversity and inclusion initiatives. The Controls and Compliance Committee's responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Ussery, Chair; Mr. Tarbutton, and Mr. Thompson

•	Met two times in 2015

•	Oversees the administration of the directors' compensation arrangements and reviews the compensation of officers reporting to the chairman, president, and chief executive officer

The Company's Compensation Committee reviews and provides input to Southern Company's chairman, president, and chief executive officer for consideration by the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's chairman, president, and chief executive officer and provides input to the Company's chairman, president, and chief executive officer regarding the compensation of the Company's other executive officers. The Company's Compensation Committee also makes recommendations regarding the fees paid to members of the Company's board of directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay

Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. Pay Governance also advises the Southern Company Compensation and Management Succession Committee on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. The Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2015, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. Bowers, Chair; Mr. Brown, Ms. Cablik, and Mr. Ussery

•	Met three times in 2015

•	Acts in place of full board on matters that require board action between scheduled meetings of the board to the extent permitted by law and within certain limits set by the board

Finance Committee:

•	Members are Mr. Ussery, Chair; Mr. Thompson, and Mr. Tuggle

•	Met four times in 2015

•	Reviews the Company's financial and fiscal affairs and takes actions on behalf of the board to the extent permitted by law and within certain limits set by the board

Safety and Nuclear Committee:

•	Members are Mr. Brown, Chair; Mr. Green, and Mr. Tarbutton

•	Met six times in 2015

•	Reviews safety performance and nuclear activities

•	Chairman serves on the Southern Nuclear Operating Company, Inc. (Southern Nuclear) Nuclear Oversight Committee as a representative of the board for which he receives meeting fees from the Company

BOARD RISK OVERSIGHT

The chief executive officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full board periodically. In addition, the board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its review of management's risk assessment, the Controls and Compliance Committee receives a risk report at least twice each year on the Company's risk profile. This Committee elevates any significant risk issues and changes to the risk profiles to the full board as appropriate.

DIRECTOR ATTENDANCE

The board of directors met six times in 2015. Average director attendance at all applicable board and committee meetings was 94%. No nominee attended less than 75% of applicable meetings during 2015.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company's chairman, president, and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company's bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company's chairman, president, and chief executive officer also provides input on behalf of Southern Company regarding potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's board of directors may contact them by writing c/o Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Bin 10090, Atlanta, Georgia 30308. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company's Class A preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. One of the Company's directors attended the Company's 2015 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the board of directors of Southern Company. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2015 Annual Report to Shareholders with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm's independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company's internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held ten meetings during 2015.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2016. At the 2016 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify that selection.

Members of the Audit Committee as of December 31, 2015:

Jon A. Boscia, Chair
Juanita Powell Baranco
Warren A. Hood, Jr.
John D. Johns

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2015 and 2014.

	2015	2014
	(in thousands)
Audit Fees (1)	$3,348	$3,505
Audit-Related Fees (2)	16	0
Tax Fees	0	0
All Other Fees (3)	23	80
Total	$3,387	$3,585

(1)	Includes services performed in connection with financing transactions.
(2)	Includes non-statutory audit services in 2015.
(3)
Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in 2014 and 2015, subscription fees for Deloitte & Touche's technical accounting research tool in 2014 and 2015, and information technology consulting services related to general ledger software of the Company in 2014.

In 2002, the Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by the Company's principal independent registered public accounting firm. All services included in the chart above were pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee's approval of the independent registered public accounting firm's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company's independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2016 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Georgia Power Company, 241 Ralph McGill Boulevard, N.E., BIN 10090, Atlanta, Georgia 30308 that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the board of directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company's chief executive officer and chief financial officer in 2015, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year.

W. Paul Bowers	Chairman, President, and Chief Executive Officer
W. Ron Hinson	Executive Vice President, Chief Financial Officer, and Treasurer
W. Craig Barrs	Executive Vice President
Joseph A. Miller	Executive Vice President
John L. Pemberton	Senior Vice President of the Company and Senior Production Officer of Southern Company Generation

In addition, this section also describes the compensation of the Company's former executive vice president, Anthony L. Wilson. Mr. Wilson became executive vice president of Mississippi Power Company (Mississippi Power) in May 2015, president of Mississippi Power in October 2015, and chief executive officer of Mississippi Power in January 2016. Collectively, these officers are referred to as the named executive officers.

Effective March 7, 2016, Mr. Miller became president and chief executive officer of Southern Power Company (Southern Power).

EXECUTIVE SUMMARY

Pay for Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the named executive officers for 2015.

	Salary(1) ($)	% of Total	Annual Cash Incentive Award(2) ($)	% of Total	Long-Term Equity Incentive Award(3) ($)	% of Total
W. P. Bowers	809,595	23%	910,865	25%	1,874,305	52%
W. R. Hinson	369,666	41%	266,162	30%	260,558	29%
W. C. Barrs	343,254	41%	250,250	30%	236,443	29%
J. A. Miller	569,966	27%	595,151	28%	947,939	45%
J. L. Pemberton	334,890	41%	247,563	30%	235,878	29%
A. L. Wilson	379,416	36%	311,115	30%	349,860	34%

(1) Salary is the actual amount paid in 2015.
(2) Annual Cash Incentive Award is the actual amount earned in 2015 under the Performance Pay Program based on achievement of performance goals.
(3) Long-Term Equity Incentive Award reflects the target value of the performance shares granted in 2015 under the Performance Share Program.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit financial and operational performance and Southern Company earnings per share (EPS), based on actual results as adjusted by the Compensation Committee, compared to target performance levels established early in the year, determine the actual payouts under the annual cash incentive award program (Performance Pay Program).

•
Southern Company's total shareholder return (TSR) compared to those of industry peers, cumulative EPS, and equity-weighted return on equity (ROE) over a three-year period lead to higher or lower payouts under the long-term equity incentive award program (Performance Share Program).

In support of this performance-based pay philosophy, the Company has no general employment contracts with the named executive officers.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers over 7,900 employees of the Company, while performance shares were granted to over 650 employees of the Company. These programs engage employees and encourage alignment of their interests with the Company's customers and Southern Company's stockholders.

The Company's financial and operational goal results and Southern Company's EPS goal results for 2015, as adjusted and further described in this CD&A, are shown below:

Financial:	150% of Target	Operational:	129% of Target	EPS:	151% of Target

Southern Company's annualized TSR has been:

1-Year:	(0.1)%	3-Year:	7.9%	5-Year:	9.0%

These levels of achievement, as adjusted, resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation Philosophy

The Company's compensation program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Motivate and reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted TSR for Southern Company's stockholders. Therefore, short-term performance pay is based on achievement of the Company's operational and financial performance goals and Southern Company's EPS goal. Long-term performance pay is tied to Southern Company's TSR performance, cumulative EPS, and equity-weighted ROE.

Key Compensation Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited perquisites with no income tax gross-ups for the chairman, president, and chief executive officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Policy against pledging of Southern Company stock applicable to all executive officers and directors of Southern Company, including the Company's chief executive officer.

•	Strong stock ownership requirements that are being met by all named executive officers.

Establishing Executive Compensation

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee relies on input from its independent compensation consultant, Pay Governance. The Compensation Committee also relies on input from Southern Company Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective chief executive officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2015 annual meeting of stockholders. In light of the significant support of Southern Company's stockholders (94% of votes cast voting in favor of the proposal) and the actual payout levels of the performance-based compensation program, the Compensation Committee continues to believe that the executive compensation program is competitive, aligned with the Company's and Southern Company's financial and operational performance, and in the best interests of the Company's customers and Southern Company's stockholders.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS

Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company's chief executive officer. Southern Company Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for both are developed from a size-appropriate energy services executive compensation survey database. The survey participants, listed below, are utilities with revenues of $6 billion or more.

Market data for the chief executive officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, the annual cash incentive award at target performance level, and the long-term equity incentive award at target performance level. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary, the annual cash incentive award, or the long-term equity incentive award as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2015 compensation amounts.

Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

American Electric Power Company, Inc.	ENGIE Energy North America	NRG Energy, Inc.
Bg US Services, Inc.	Entergy Corporation	Pacific Gas & Electric
Calpine Corporation	Eversource International	PPL Corporation
CenterPoint Energy, Inc.	Exelon Corporation	Public Service Enterprise Group Inc.
CMS Energy Corporation	First Energy Corp.	Sempra Energy
Consolidated Edison, Inc.	GE Energy	Tennessee Valley Authority
Dominion Resources, Inc.	Kinder Morgan, Inc.	The AES Corporation
DTE Energy Company	Monroe Energy	The Williams Companies
Duke Energy Corporation	National Grid USA	UGI Corporation
Edison International	NextEra Energy, Inc.	Xcel Energy Inc.
Energy Transfer Partners, L.P.

EXECUTIVE COMPENSATION PROGRAM

The primary components of the 2015 executive compensation program include:

•	Short-term compensation

◦	Base salary

◦	Performance Pay Program

•	Long-term compensation

◦	Performance Share Program

•	Benefits

The performance-based compensation components are linked to the Company's financial and operational performance as well as Southern Company's financial and stock price performance, including TSR, EPS, and ROE. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent directors of Southern Company. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and motivates and rewards performance.

2015 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2015.

With the exception of Southern Company executive officers, including Mr. Bowers, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by Southern Company Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the achievement of financial and operational goals in prior years.

Base salaries are reviewed annually in February, and changes are made effective March 1. The base salary levels established early in the year for the named executive officers were set within the applicable position level salary range and were recommended by the individual named executive officer's supervisor and approved by Southern Company's chief executive officer. Mr. Bowers' base salary was approved by the Compensation Committee.

	March 1, 2014 Base Salary ($)	March 1, 2015 Base Salary ($)
W. P. Bowers	787,338	814,895
W. R. Hinson	358,799	372,254
W. C. Barrs	327,144	337,777
J. A. Miller	551,050	574,470
J. L. Pemberton	326,324	336,929
A. L. Wilson	353,266	368,280

When Mr. Barrs was promoted from executive vice president of external affairs for the Company in May 2015 to his current role as executive vice president of customer service and operations for the Company, his base salary was increased to $350,000. When Mr. Wilson was promoted from executive vice president of customer service and operations from the Company to executive vice president of Mississippi Power in May 2015, his salary was increased to $390,377.

2015 Performance-Based Compensation

This section describes short-term and long-term performance-based compensation for 2015.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation
The Southern Company system's number one priority is to continue to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short- and long-term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2015, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;

•	Meeting energy demand with the best economic and environmental choices;

•	Long-term, risk-adjusted Southern Company TSR;

•	Achieving net income goals to support the Southern Company financial plan and dividend growth; and

•	Financial integrity - an attractive risk-adjusted return and sound financial policy.

The performance-based compensation program is designed to encourage achievement of these goals. The Southern Company chief executive officer, with the assistance of the Southern Company Human Resources staff, recommended to the Compensation Committee the program design and award amounts for senior management, including the named executive officers.

2015 Annual Performance-Based Pay Program

Annual Performance Pay Program Highlights
•	Changes in 2015
	•	Added individual performance goals for the chief executive officer
•	Rewards achievement of annual performance goals; performance results can range from 0 to 200% of target, based on actual level of goal achievement
	•	EPS: Earned at 151% of target
	•	Net Income: Earned at 150% of target
	•	Operations: Earned at 129% of target
•	2015 Payout: Exceeded target performance
	•	Chief executive officer payout at 149% of target
	•	Average of the other named executive officers' payout at 144% of target

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee and include financial and operational goals for all employees. In setting goals, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of the Southern Company Board of Directors, respectively.

•	Business Unit Financial Goal: Net Income
For Southern Company's traditional operating companies, including the Company, and Southern Power, the business unit financial performance goal is net income. There is no separate net income goal for Southern Company as a whole or for Southern Nuclear. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts. Payment for Southern Nuclear is based on the net income achievement of Alabama Power (50%) and Georgia Power (50%).

•	Business Unit Operational Goals: Varies by business unit
For Southern Company's traditional operating companies, including the Company, operational goals are safety, customer satisfaction, plant availability, transmission and distribution system reliability, major projects (Mississippi Power and the Company), and culture. For Southern Nuclear, operational goals are safety, plant operations, and culture. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•	Southern Company Financial Goal: EPS
EPS is defined as Southern Company's net income from ongoing business activities divided by average shares outstanding during the year, as adjusted and approved by the Compensation Committee. The EPS performance measure is applicable to all participants in the Performance Pay Program.

•	Individual Performance Goals for the Chief Executive Officer
Beginning in 2015, the Performance Pay Program incorporates individual goals for all executive officers of Southern Company, including Mr. Bowers. The Compensation Committee set the individual goals for Mr. Bowers and evaluated his performance at the end of the year. The individual goals account for 10% of Mr. Bowers' Performance Pay Program goals.

Under the terms of the program, no payout can be made if events occur that impact Southern Company's financial ability to fund the Common Stock dividend.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Safety
Southern Company's Target Zero program is focused on continuous improvement in striving for a safe work environment. The performance is measured by the applicable company's ranking, as compared to peer utilities in the Southeastern Electric Exchange.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.
Major Projects - Plant Vogtle Units 3 and 4 and Kemper IGCC
The Southern Company system is committed to the safe, compliant, and high-quality construction and licensing of two new nuclear generating units under construction at the Company's Plant Vogtle (Plant Vogtle Units 3 and 4) and Mississippi Power's construction of the integrated coal gasification combined cycle facility in Kemper County (Kemper IGCC), as well as excellence in transition to operations and prudent decision-making related to these two major projects. A combination of subjective and objective measures is considered in assessing the degree of achievement. Annual goals are established that are designed to achieve long-term project completion with a focus on validating technology and providing clean, reliable operation. An executive review committee is in place for each project to assess progress. Final assessments for each project are approved by either Southern Company's chief executive officer or Southern Company's chief operating officer and confirmed by the Nuclear/Operations Committee of Southern Company.

Strategic projects enable the Southern Company system to expand capacity to provide clean, safe, reliable, and affordable energy to customers across the region. Long-term projects are accomplished through achievement of annual goals over the life cycle of the project.

Nuclear Plant Operations
Nuclear plant performance is evaluated by measuring nuclear safety as rated by independent industry evaluators, as well as by a quantitative score comprised of various plant performance indicators. Plant reliability and operational availability are measured as a percentage of time the nuclear plant is operating. The reliability and availability metrics take generation reductions associated with planned outages into consideration.
Safe and efficient operation of the nuclear fleet is important for delivering clean energy at a reasonable price.

Financial Performance Goals	Description	Why It Is Important
Net Income
For the traditional operating companies, including the Company and Mississippi Power, and Southern Power, the business unit financial performance goal is net income after dividends on preferred and preference stock.

Overall corporate performance is determined by the equity-weighted average of the business unit net income goal payouts.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.
EPS	Southern Company's net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid, risk-adjusted returns and to support and grow the dividend.

Individual Performance Goals (Mr. Bowers only)	Description	Why It Is Important
Individual Factors	Focus on overall business performance as well as factors including leadership development, succession planning, and fostering the culture and diversity of the organization.
Individual goals provide the Compensation Committee the ability to balance quantitative results with qualitative inputs by focusing on both business performance and behavioral aspects of leadership that lead to sustainable long-term growth.

The range of business unit and Southern Power net income goals and Southern Company EPS goals for 2015 is shown below.

Level of Performance	Alabama Power Net Income ($, in millions)	Georgia Power Net Income ($, in millions)	Gulf Power Net Income ($, in millions)	Mississippi Power Net Income ($, in millions)	Southern Power Net Income ($, in millions)	Southern Company EPS ($)
Maximum	821.0	1,312.0	158.0	212.2	225.0	2.96
Target	763.0	1,208.0	144.6	190.0	165.0	2.82
Threshold	704.0	1,103.0	131.3	167.8	105.0	2.68

The Compensation Committee approves threshold, target, and maximum performance levels for each of the operational goals. If goal achievement is below threshold, there is no payout associated with the applicable goal.

Calculating Payouts

All of the named executive officers are paid based on Southern Company EPS performance. With the exception of Messrs. Miller, Pemberton, and Wilson, all of the named executive officers are paid based on Company net income and operational performance. Mr. Miller, an executive officer of the Company and Southern Nuclear in 2015, is paid based on Southern Nuclear's financial and operational goals. Southern Company Generation officers, including Mr. Pemberton, are paid based on the goal achievement of the traditional operating company supported (60%) and Southern Company Generation (40%). The Southern Company Generation business unit financial goal is based on the equity-weighted average net income payout results of the traditional operating companies and Southern Power. With the exception of the culture and safety goals, Southern Company Generation's operational goal results are the corporate/aggregate operational goal results. Mr. Wilson's payout is prorated based on the amount of time he was employed at the Company and Mississippi Power.

Actual 2015 goal achievement is shown in the following tables.

Operational Goal Results

The Company (Messrs. Bowers, Hinson, Barrs, Pemberton, and Wilson)

Goal	Achievement
Customer Satisfaction	Maximum
Safety	None
Major Projects - Plant Vogtle Units 3 and 4 annual objectives	Above target
Availability	Maximum
Culture	Above target
Reliability	Below target
Total Company Operational Goal Performance Factor	129%

Southern Company Generation (Mr. Pemberton)

Goal	Achievement
Customer Satisfaction	Maximum
Safety	Below target
Major Projects - Plant Vogtle Units 3 and 4 annual objectives	Above target
Major Projects - Kemper IGCC annual objectives	At target
Availability	Maximum
Reliability	Below target
Culture	Above target
Total Southern Company Generation Operational Goal Performance Factor	139%

Southern Nuclear (Mr. Miller)

Goal	Achievement
Nuclear Safety	Above target
Nuclear Reliability	Above target
Vogtle Units 3 and 4 annual objectives	Above target
Culture	Above target
Total Southern Nuclear Operational Goal Performance Factor	149%

Mississippi Power (Mr. Wilson)

Goal	Achievement
Customer Satisfaction	Above target
Safety	Above target
Major Projects - Kemper IGCC annual objectives	At target
Availability	Maximum
Culture	Above target
Reliability	Significantly above target
Total Mississippi Power Operational Goal Performance Factor	137%

Financial Performance Goal Results

Goal	Result	Achievement Percentage (%)
Company Net Income (in millions)	$1,260.0	150
Alabama Power Net Income (in millions)	$785.3	138
Average Company and Alabama Power Net Income (in millions)	$1,022.5	144
Mississippi Power Net Income (in millions)	$192.8	113
Corporate Net Income Result	Equity-Weighted Average	145
Southern Power Net Income (in millions)	$215.0	184
EPS (from ongoing business activities)	$2.86*	151

*The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. Southern Company's reported 2015 adjusted EPS result was $2.89. The reported adjusted EPS result excludes the impact of charges related to Mississippi Power's construction of the Kemper IGCC, acquisition costs related to the proposed merger of Southern Company and AGL Resources, and the settlement costs related to MC Asset Recovery, LLC. In addition to these three items, the Compensation Committee approved a further adjustment for the earnings impact related to the termination of an asset purchase agreement for a portion of the Kemper IGCC. This additional adjustment reduced the Southern Company EPS result for the Performance Pay Program compensation purposes from $2.89 to $2.86.

A total performance factor is determined by adding the applicable business unit financial and operational goal performance and the EPS results and dividing by three, except for Mr. Bowers. For Mr. Bowers, the business unit financial and operational goal performance and EPS goal performance are worth 30% each of the total performance factor, while his individual performance goal performance is worth the remaining 10%. The total performance factor is multiplied by the target Performance Pay Program opportunity to determine the payout for each named executive officer.

	Southern Company EPS Result (%)	Business Unit Financial Goal Result (%)	Business Unit Operational Goal Result (%)	Individual Goal Result (%)	Total Performance Factor (%)
W. P. Bowers	151	150	129	200	149
W. R. Hinson	151	150	129	N/A	143
W. C. Barrs	151	150	129	N/A	143
J. A. Miller	151	144	149	N/A	148
J. L. Pemberton	151	148	133	N/A	144
A. L. Wilson(1)	151	150/113	129/137	N/A	143/134

(1) Mr. Wilson was executive vice president of customer service and operations of the Company until his promotion to executive vice president and later president of Mississippi Power. Under the terms of the program, Mr. Wilson's Performance Pay Program results were prorated based on the time he served at each company.

The table below shows the pay opportunity at target-level performance and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity (%)	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)	Actual Annual Performance Pay Program Payout ($)
W. P. Bowers	75	611,171	149	910,865
W. R. Hinson	50	186,127	143	266,162
W. C. Barrs	50	175,000	143	250,250
J. A. Miller	70	402,129	148	595,151
J. L. Pemberton(1)	50	168,465	144	247,590
A. L. Wilson(2)	55/60	227,375	143/134	311,115

(1) In recognition of higher individual performance in 2015, Mr. Pemberton received an additional $5,000 under the Performance Pay Program.

(2) Mr. Wilson's target annual Performance Pay Program opportunity was increased from 55% to 60% after he was promoted to executive vice president of Mississippi Power.

Long-Term Performance-Based Compensation

2015 Long-Term Pay Program Highlights

•
Changes in 2015
◦
Moved away from granting stock options; 100% of award is in performance shares subject to achievement of performance goals over a three-year performance period
◦
Expanded performance goals to include three performance measurements (TSR, EPS, and ROE)
•
Performance Shares
◦
Represents 100% of long-term target value
▪
TSR relative to industry peers (50%)
▪
Cumulative three-year EPS (25%)
▪
Equity-weighted ROE (25%)
◦
Three-year performance period from 2015 through 2017
◦
Performance results can range from 0 to 200% of target
◦
Paid in Common Stock at the end of the performance period; accrued dividends only received if and when award is earned

Since 2010, the long-term performance-based compensation program has included two components: stock options and performance shares. In early 2015, the Compensation Committee made some changes to the long-term performance-based compensation program that followed from the focus on continuously refining the executive compensation program to more effectively align executive pay with performance and reflect best compensation practices. Beginning with the 2015 grant, the Compensation Committee moved away from granting stock options and shifted the long-term equity award to 100% performance shares. The new structure maintains the three-year performance cycle but expands the performance metrics from one to three metrics: relative TSR (50% weighting), cumulative three-year EPS (25% weighting), and equity-weighted ROE (25% weighting).

2015-2017 Performance Share Program Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the portion of the grant attributable to the relative TSR goal, the value per unit was $46.43. For the portion of the grant attributable to the cumulative three-year EPS and equity-weighted ROE goals, the value per unit was $47.79. A target number of performance shares are granted to a participant, based on the total target value as determined as a percentage of a participant's base salary, which varies by grade level. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock.

The following table shows the grant date fair value and target number of the long-term equity incentive awards granted in 2015.

	Target Value (% of base salary)	Relative TSR (50%)		Cumulative EPS (25%)		Equity-Weighted ROE (25%)		Total Long-Term Grant
		Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)
W. P. Bowers	230	937,143	20,184	468,581	9,805	468,581	9,805	1,874,305	39,794
W. R. Hinson	70	130,283	2,806	65,138	1,363	65,138	1,363	260,558	5,532
W. C. Barrs	70	118,211	2,546	59,116	1,237	59,116	1,237	236,443	5,020
J. A. Miller	165	473,957	10,208	236,991	4,959	236,991	4,959	947,939	20,126
J. L. Pemberton	70	117,932	2,540	58,973	1,234	58,973	1,234	235,878	5,008
A. L. Wilson	95	174,948	3,768	87,456	1,830	87,456	1,830	349,860	7,428

The award includes three performance measures for the 2015-2017 performance period: relative TSR (50% weighting), cumulative three-year EPS (25% weighting), and equity-weighted ROE (25% weighting).

Goal	What it Measures	Why it's Important	How it's Calculated
Relative TSR	Stock price performance plus dividends relative to peer companies	Aligns employee pay with investor returns relative to peers
(Common Stock price at end of year 3 - common stock price at start of year 1 + dividends paid and reinvested) / Common Stock price at start of year 1
Result compared to similar calculation for peer group

Cumulative EPS	Cumulative EPS over the three-year performance period	Aligns employee pay with Southern Company's earnings growth	EPS Year 1 + EPS Year 2 + EPS Year 3 = Cumulative EPS Result
Equity-Weighted ROE	Equity-weighted ROE of the traditional operating companies	Aligns employee pay with Southern Company's ability to maximize return on capital invested	Average equity-weighted ROE of each traditional operating company during three-year performance period multiplied by the average equity weighting of each during the period

For each of the performance measures, a threshold, target, and maximum goal was set at the beginning of the performance period.

	Relative TSR Performance (50% weighting)	Cumulative EPS Performance (25% weighting)	Equity-Weighted ROE Performance (25% weighting)	Payout (% of Performance Share Units Paid)
Maximum	90th percentile or higher	$9.16	5.9%	200%
Target	50th percentile	$8.66	5.1%	100%
Threshold	10th percentile	$8.16	4.7%	0%
The EPS and ROE goals are also both subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating falls below investment grade at the end of the three-year performance period, the payout for the EPS and ROE goals will be reduced to zero.

TSR is measured relative to a peer group of companies that are believed to be most similar to Southern Company in both business model and investors. The peer group is subject to change based on merger and acquisition activity.

TSR Performance Share Peer Group for 2015 - 2017 Performance Period

Alliant Energy Corporation	OGE Energy Corporation
Ameren Corporation	Pepco Holdings, Inc.
American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	PPL Corporation
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Westar Energy Inc.
Edison International	Wisconsin Energy Corporation
Entergy Corporation	Xcel Energy Inc.
Eversource Energy

Other Details about the Program
Performance shares are not earned until the end of the three-year performance period and after certification of the results by the Compensation Committee. A participant can earn from 0 to 200% of the target number of performance shares granted at the beginning of the performance period based solely on achievement of the performance goals over the three-year performance period. Dividend equivalents are credited during the three-year performance period but are only paid out if and when the award is earned. If no performance shares are earned, then no dividends are paid out. Payout for performance between points will be interpolated on a straight-line basis.

A participant who terminates employment, other than due to retirement or death, forfeits all unearned performance shares. Participants who retire during the performance period will receive the full amount of performance shares actually earned at the end of the three-year period. Performance shares will be prorated based on the number of months employed during the performance period for a participant who dies during the performance period.

The Compensation Committee retains the discretion to approve adjustments in determining actual performance goal achievement.

2013-2015 Payouts

Performance share grants were made in 2013 with a three-year performance period that ended on December 31, 2015. Based on Southern Company's TSR achievement relative to that of the Philadelphia Utility Index (55% payout) and the custom peer group (0% payout), the payout percentage was 28% of target, which is the average of the results for the two peer groups.

Philadelphia Utility Index
AEP	DTE	Exelon
AES	Duke	First Energy
Ameren	Edison	NextEra
CenterPoint	El Paso Electric	PG&E
ConEd	Entergy	PSEG
Covanta	Eversource Energy	Xcel
Dominion

Custom Peer Group
AEP	Edison
Alliant Energy	Eversource Energy
Ameren	PG&E
CMS	Pinnacle West
ConEd	Scana
DTE	Wisconsin Energy
Duke	Xcel

Actual payouts were significantly less than the target grant date fair value due to below-target relative TSR performance.

	Target Performance Shares (#)	Target Value of Performance Shares ($)	Performance Shares Earned (#)	Value of Performance Shares Earned(1) ($)
W. P. Bowers	25,480	1,031,940	7,134	333,800
W. R. Hinson	3,423	138,632	958	44,825
W. C. Barrs	3,293	133,367	922	43,140
J. A. Miller	7,688	311,364	2,153	100,739
J. L. Pemberton	3,208	129,924	898	42,017
A. L. Wilson	4,735	191,768	1,326	62,044

(1) Calculated using a stock price of $46.79, which was the closing price on December 31, 2015, the date the performance shares vested.

Restricted Stock Units

In limited situations restricted stock units are granted to address specific needs, including retention. These awards serve two primary purposes. They further align the recipient's interests with those of Southern Company's stockholders, and they provide strong retention value. For treatment upon termination or change in control, see Potential Payments Upon Termination or Change-in-Control.

Restricted stock units granted to Mr. Miller in 2013 vested, along with the reinvested dividends, on December 31, 2015.

Other Retention Awards

In limited situations, the Company or an affiliate of the Company enters into a retention agreement with an employee if there is a retention risk given the employee's age and expertise. Mr. Miller and the Company entered into a retention agreement effective January 1, 2013. The agreement provided for two cash payments of $128,981 each at the end of the first two years and the vesting of 9,039 shares of restricted stock units at the end of the third year. Under the terms of the agreement, Mr. Miller was required to remain employed by the Company or an affiliate of the Company on the vesting date for each payment. Payment of the first two installments of the award is reported in the Bonus column in the Summary Compensation Table for the applicable year. The grant of the restricted stock units was reported in the Stock Awards column in the Summary Compensation Table for 2013 compensation, and the restricted stock units, along with the reinvested dividends, that vested are reflected in the Option Exercises and Stock Vested in 2015 table.

Timing of Performance-Based Compensation

The establishment of performance-based compensation goals and the granting of equity awards are not timed to coincide with the release of material, non-public information.

OTHER COMPENSATION ELEMENTS

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits.

Retirement Benefits

Substantially all employees of the Company participate in the funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. See the Pension Benefits table and accompanying information for more pension-related benefits information.

Additionally, substantially all employees are eligible to participate in the Employee Savings Plan (ESP), Southern Company's 401(k) plan. The named executive officers are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where employer contributions are made that are prohibited under the ESP due to limits set on employer contributions to 401(k) plans under the Internal Revenue Code.

The Company and its affiliates also provide supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. The Company has a supplemental retirement agreement (SRA) with Mr. Pemberton. Prior to his employment with the Southern Company system, Mr. Pemberton provided valuable services to the Company and its affiliates through his work on energy industry regulatory matters. Mr. Pemberton's agreement provides retirement benefits as if he was employed an additional five years. The SRA provides a benefit which recognizes the expertise he brought to the Southern Company system and provides a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond. Mr. Pemberton is already vested in his benefits.

The Company also provides the Deferred Compensation Plan, which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. Severance payment amounts are two times salary plus target Performance Pay Program opportunity for Mr. Bowers and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. Change-in-control protections allow executive officers to focus on potential transactions that are in the best interest of shareholders.

Perquisites

The Company provides limited perquisites to its executive officers, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits. The perquisites provided in 2015, including amounts, are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the chairman, president, and chief executive officer, except on certain relocation-related benefits.

OTHER COMPENSATION POLICIES

Executive Stock Ownership Requirements

Officers of the Company that are in a position of vice president or above are subject to stock ownership requirements. All of the named executive officers are covered by the requirements. Ownership requirements further align the interest of officers and Southern Company's stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled. The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
W. P. Bowers	3 Times	6 Times
W. R. Hinson	2 Times	4 Times
W. C. Barrs	2 Times	4 Times
J. A. Miller	3 Times	6 Times
J. L. Pemberton	2 Times	4 Times
A. L. Wilson	3 Times	6 Times

Newly-elected officers have approximately five years from the date of their election to meet the applicable ownership requirement. Newly-promoted officers have approximately five years from the date of their promotion to meet the increased ownership requirement. All of the named executive officers are meeting their respective ownership requirements.

Policy on Recovery of Awards

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay Southern Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Policy Regarding Hedging and Pledging of Common Stock

Southern Company's insider trading policy provides that employees, officers, and outside directors will not trade Southern Company options on the options market and will not engage in short sales. In early 2016, Southern Company added a "no pledging" provision to the insider trading policy that prohibits pledging of Common Stock for all Southern Company directors and executive officers, including the Company's president and chief executive officer.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company board of directors that the CD&A be included in the Company's 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in this Information Statement.

Members of the Compensation Committee:

Henry A. Clark III, Chair
David J. Grain
Veronica M. Hagen
William G. Smith, Jr.
Steven R. Specker

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2013, 2014, and 2015 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
W. Paul Bowers Chairman, President, Chief Executive Officer	2015	809,595	—	1,874,305	—	910,865	642,042	50,827	4,287,634
	2014	782,928	45	1,086,520	724,350	892,841	1,504,316	46,986	5,037,986
	2013	760,482	—	1,031,940	687,964	498,775	—	44,375	3,023,536
W. Ron Hinson Executive Vice President, Chief Financial Officer, and Treasurer	2015	369,666	—	260,558	—	266,162	326,236	19,320	1,241,942
	2014	356,466	45	150,686	100,463	301,390	607,750	18,604	1,535,404
	2013	340,526	50,000	138,632	92,441	149,129	—	67,729	838,457
W. Craig Barrs Executive Vice President	2015	343,254	—	236,443	—	250,250	212,440	22,286	1,064,673
	2014	325,312	45	137,396	91,599	274,801	546,181	21,150	1,396,484
	2013	316,558	52,545	133,367	88,932	138,163	14,895	65,322	809,782
Joseph A. Miller Executive Vice President	2015	569,966	—	947,939	—	595,151	615,974	39,565	2,768,595
	2014	544,737	128,981	413,278	275,524	617,176	1,000,196	202,692	3,182,584
	2013	412,879	178,981	698,324	207,577	254,077	—	58,060	1,809,898
John L. Pemberton Senior Vice President	2015	334,890	—	235,878	—	247,563	55,238	24,109	897,678
	2014	323,058	45	133,793	89,214	274,112	235,544	180,145	1,235,911
	2013	308,200	2,500	129,924	86,616	129,924	—	46,710	703,874
Anthony L. Wilson Former Executive Vice President	2015	379,416	—	349,860	—	311,115	276,857	111,985	1,429,233
	2014	350,031	45	201,327	134,240	326,417	483,827	24,548	1,520,435
	2013	332,968	2,585	191,768	127,846	160,988	75,064	23,787	915,006

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2015. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2015. The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model (50% of grant value) and the closing price of Common Stock on the grant date (50% of grant value). No amounts will be earned until the end of the three-year performance period on December 31, 2017. The value then can be earned based on performance ranging from 0 to 200%, as established by the Compensation Committee.

The aggregate grant date fair value of the performance shares granted in 2015, assuming that the highest level of performance is achieved, is as follows: Mr. Bowers - $3,748,610; Mr. Hinson - $521,116; Mr. Barrs - $472,886; Mr. Miller - $1,895,877; Mr. Pemberton - $471,756; and Mr. Wilson - $699,719. See Note 8 to the financial statements included in the 2015 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

Stock options were not granted in 2015. This column reports the aggregate grant date fair value of stock options granted in 2013 and 2014.

Column (g)

The amounts in this column reflect actual payouts under the annual Performance Pay Program. The amount reported for 2015 is for the one-year performance period that ended on December 31, 2015.

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year. The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65.

This column also reports any above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP). However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

The amounts reported for 2015 are itemized below.

	Relocation Benefits ($)	Other Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
W. P. Bowers	—	9,839	—	13,214	27,774	50,827
W. R. Hinson	—	250	601	13,131	5,338	19,320
W. C. Barrs	—	7,700	272	10,323	3,991	22,286
J. A. Miller	—	9,264	1,476	13,272	15,553	39,565
J. L. Pemberton	—	6,715	716	13,114	3,564	24,109
A. L. Wilson	66,986	24,181	2,115	12,860	5,843	111,985

Description of Perquisites

Relocation Benefits. Relocation benefits are provided to cover the costs associated with geographic relocation. In 2015, Mr. Wilson received relocation-related benefits in the amount of $66,986 in connection with his relocation from Atlanta, Georgia to Gulfport, Mississippi. This amount was for the shipment of household goods, incidental expenses related to the move, and home sale and home repurchase assistance. Also, as provided in the Company's relocation policy, tax assistance is provided on the taxable relocation benefits. If Mr. Wilson terminates within two years of his relocation, these amounts must be repaid.

Other Perquisites includes financial planning, personal use of corporate aircraft, and other miscellaneous perquisites.

•
Financial planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of a financial planner on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided. In the initial year, the allowed amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

•
The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted for the chairman, president, and chief executive officer. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

◦	The perquisite amount shown above for Mr. Bowers includes $1,822 for approved personal use of the corporate aircraft.

◦
In connection with Mr. Wilson's relocation from Atlanta to Gulfport, the president and chief executive officer of Mississippi Power approved personal use of system aircraft for six months starting in May 2015. The amount reported for Mr. Wilson includes $14,040 for his approved personal use of system aircraft.

•
Other miscellaneous perquisites reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2015

This table provides information on short-term and long-term incentive compensation awards made in 2015.

Name (a)	Grant Date (b)	Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (i)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
W. P. Bowers		6,112	611,171	1,222,342
	2/9/2015				397	39,794	79,588	1,874,305

W. R. Hinson		1,861	186,127	372,254
	2/9/2015				55	5,532	11,064	260,558

W. C. Barrs		1,750	175,000	350,000
	2/9/2015				50	5,020	10,040	236,443

J. A. Miller		4,021	402,129	804,257
	2/9/2015				201	20,126	40,252	947,939

J. L.		1,685	168,465	336,930
Pemberton	2/9/2015				50	5,008	10,016	235,878

A. L. Wilson		2,274	227,375	454,750
	2/9/2015				74	7,428	14,856	349,860

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2015. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2015 are included in column (g) of the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the long-term Performance Share Program performance shares granted to the named executive officers in 2015. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential shares that can be earned established by the Compensation Committee. Earned performance shares and accrued dividends will be paid out in Common Stock following the end of the 2015-2017 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

Column (i)

This column reflects the aggregate grant date fair value of the Performance Share Program performance shares granted in 2015. 50% of the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($46.43), while the other 50% is based on the closing price of the Common Stock on the grant date ($47.79). The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements included in the 2015 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

This table provides information about stock options and stock awards (performance shares) as of December 31, 2015.

	Option Awards				Stock Awards
Name (a)					Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (f)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (g)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)
W. P. Bowers	70,680	0	36.42	2/19/2017
	85,151	0	35.78	2/18/2018
	90,942	0	31.39	2/16/2019
	233,477	0	31.17	2/15/2020
	164,377	0	37.97	2/14/2021
	197,412	0	44.42	2/13/2022
	157,069	78,535	44.06	2/11/2023
	109,750	219,500	41.28	2/10/2024
					28,943	1,354,243
					41,807	1,956,150
W. R. Hinson	26,863	0	37.97	2/14/2021
	26,526	0	44.42	2/13/2022
	21,105	10,553	44.06	2/11/2023
	15,222	30,443	41.28	2/10/2024
					4,014	187,815
					5,809	271,803
W. C. Barrs	25,769	0	44.42	2/13/2022
	20,304	10,152	44.06	2/11/2023
	13,879	27,757	41.28	2/10/2024
					3,660	171,251
					5,272	246,677
J. A. Miller	59,449	0	44.42	2/13/2022
	47,392	23,696	44.06	2/11/2023
	41,746	83,492	41.28	2/10/2024
					11,009	515,111
					21,142	989,234
J. L. Pemberton	5,701	0	31.17	2/15/2020
	24,739	0	37.97	2/14/2021
	24,429	0	44.42	2/13/2022
	19,775	9,888	44.06	2/11/2023
	13,518	27,034	41.28	2/10/2024
					3,564	166,760
					5,260	246,115
A. L. Wilson	16,934	0	31.17	2/15/2020
	18,127	0	37.97	2/14/2021
	35,646	0	44.42	2/13/2022
	29,189	14,594	44.06	2/11/2023
	20,340	40,678	41.28	2/10/2024
					5,365	250,935
					7,802	365,056

Columns (b), (c), (d), and (e)

Stock options were not granted in 2015. Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2007 through 2012 with expiration dates from 2017 through 2022 were fully vested as of December 31, 2015. The options granted in 2013 and 2014 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2013	February 11, 2023	February 11, 2016
2014	February 10, 2024	February 10, 2017

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability, five years following retirement, or, if earlier, on the original expiration date.

Columns (f) and (g)

In accordance with SEC rules, column (f) reflects the target number of performance shares granted under the Performance Share Program that can be earned at the end of the three-year performance period (January 1, 2014 through December 31, 2016 and January 1, 2015 through December 31, 2017). The number of shares reflected in column (f) for the performance shares granted in 2015 also reflects the deemed reinvestments of dividends on the target number of performance shares. Dividends are credited over the performance period but are only received at the end of the performance period if the underlying performance shares are earned.

The performance shares granted for the January 1, 2013 through December 31, 2015 performance period vested on December 31, 2015 at 28% of target and are shown in the Option Exercises and Stock Vested in 2015 table.

The value in column (g) is derived by multiplying the number of shares in column (f) by the Common Stock closing price on December 31, 2015 ($46.79). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

OPTION EXERCISES AND STOCK VESTED IN 2015

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
W. P. Bowers	—	—	7,134	333,800
W. R. Hinson	—	—	958	44,825
W.C. Barrs	34,741	423,619	922	43,140
J. A. Miller	59,057	603,009	12,513	585,483
J. L. Pemberton	5,063	59,530	898	42,017
A. L. Wilson	—	—	1,326	62,044

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2015, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

Column (d) includes the performance shares earned for the January 1, 2013 through December 31, 2015 performance period that vested on December 31, 2015. The award was earned at 28% of target. The value reflected in column (e) is derived by multiplying the number of shares in column (d) by the market value of the underlying shares on the vesting date ($46.79).

Certain restricted stock units with reinvested dividends vested on December 31, 2015 and are reflected in column (d) for Mr. Miller. The value of the restricted stock units and reinvested dividends as shown in column (e) is derived by multiplying the number of restricted stock units and reinvested dividends that vested (10,360) by the market value of the underlying shares on the vesting date ($46.79).

PENSION BENEFITS AT 2015 FISCAL YEAR-END

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. P. Bowers	Pension Plan	35.67	1,438,195	0
	Supplemental Benefit Plan (Pension-Related)	35.67	6,180,906	0
	Supplemental Executive Retirement Plan	35.67	2,000,421	0
W. R. Hinson	Pension Plan	35.67	1,482,668	0
	Supplemental Benefit Plan (Pension-Related)	35.67	1,346,306	0
	Supplemental Executive Retirement Plan	35.67	666,563	0
W. C. Barrs	Pension Plan	33.92	1,311,413	0
	Supplemental Benefit Plan (Pension-Related)	33.92	1,055,647	0
	Supplemental Executive Retirement Plan	33.92	532,036	0
J. A. Miller	Pension Plan	28.42	927,513	0
	Supplemental Benefit Plan (Pension-Related)	28.42	1,867,846	0
	Supplemental Executive Retirement Plan	28.42	1,014,404	0
J. L. Pemberton	Pension Plan	11.25	274,220	0
	Supplemental Benefit Plan (Pension-Related)	11.25	204,616	0
	Supplemental Executive Retirement Plan	11.25	116,513	0
	SRA	5.00	287,291	0
A.L. Wilson	Pension Plan	29.50	875,336	0
	Supplemental Benefit Plan (Pension-Related)	29.50	821,918	0
	Supplemental Executive Retirement Plan	29.50	521,790	0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Substantially all employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2015 was $265,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates of pay.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2015, all of the named executive officers were retirement-eligible, except Mr. Pemberton.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of service. As of December 31, 2015, all of the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed and is either age 50 or vested in the Pension Plan as of date of death, benefits will be paid to a surviving spouse. A survivor's benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor's life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service. The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Internal Revenue Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant's death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P's provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change in Control.

SRA

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers and generally provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates. These supplemental retirement benefits are also unfunded and not tax qualified. Information about the SRA with Mr. Pemberton is included in the CD&A.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

•	Discount rate - 4.70% Pension Plan and 4.14% supplemental plans as of December 31, 2015,
•	Retirement date - Normal retirement age (65 for all named executive officers),
•	Mortality after normal retirement - Adjusted RP-2014 mortality tables with generational projections,
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,
•	Form of payment for Pension Benefits:
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,
	o	Female retirees: 50% single life annuity; 30% level income annuity; 15% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity,
•	Spouse ages - Wives two years younger than their husbands,
•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and
•	Installment determination - 3.75% discount rate for single sum calculation and 4.25% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2015 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. P. Bowers	223,210	27,774	67,699	0	4,828,891
W. R. Hinson	0	5,338	28,744	0	931,345
W. C. Barrs	0	3,991	155	0	24,449
J. A. Miller	426,100	15,553	55,168	0	1,865,100
J. L. Pemberton	32,893	3,564	2,448	0	95,352
A. L. Wilson	157,116	5,843	18,822	0	649,549

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2015, the rate of return in the Stock Equivalent Account was 0.01%.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2015 in the Prime Equivalent Account was 3.32%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2015. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2015 were the amounts that were earned as of December 31, 2014 but not payable until the first quarter of 2015. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2015 but not payable until early 2016. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Internal Revenue Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Internal Revenue Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on compensation the named executive officers elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2015 and Reported in Prior Years' Information Statements ($)	Employer Contributions under the SBP Prior to 2015 and Reported in Prior Years' Information Statements ($)	Total ($)
W. P. Bowers	1,473,819	122,198	1,596,017
W. R. Hinson	0	9,282	9,282
W. C. Barrs	0	4,741	4,741
J. A. Miller	483,382	40,493	523,875
J. L. Pemberton	15,591	5,665	21,256
A. L. Wilson	342,985	11,875	354,860

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2015 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2015 and assumes that the price of Common Stock is the closing market price on December 31, 2015.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for good reason.

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.
•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or the Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Does Not Survive Merger - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
Company Change-in-Control - Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.
Annual Performance Pay Program	Prorated if before 12/31.	Prorated if before 12/31.	Forfeit.	Prorated if before 12/31.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Vested options expire in 90 days; unvested are forfeited.	Vest; expire earlier of original expiration date or three years.	Forfeit.
Performance Shares	No proration if retirement prior to end of performance period. Will receive full amount actually earned.	Forfeit.	Forfeit.	Death - prorated based on number of months employed during performance period. Disability - not affected. Will receive full amount actually earned.	Forfeit.
Restricted Stock Units	Forfeit.	Vest.	Forfeit.	Vest.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 10 annual installments).
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 20 annual installments).

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Does Not Survive Merger or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits (except SRA)
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP- pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Based on type of change-in-control event.
SRA	Not affected.	Not affected.	Not affected.	Vest.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Restricted Stock Units	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected.	Not affected.	Not affected.	Not affected.
SBP	Not affected.	Not affected.	Not affected.	Not affected.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2015.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2015 under the Pension Plan, the SBP-P, the SERP, and, for Mr. Pemberton, the SRA are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2015 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2015 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.

The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table. All of the named executive officers, except Mr. Pemberton, were retirement-eligible on December 31, 2015.

		Retirement ($)	Resignation or Involuntary Termination	Death (payments to a spouse) ($)
	Pension	9,603	All plans treated as retiring	5,512
W. P. Bowers	SBP-P	758,246	All plans treated as retiring	758,246
	SERP	245,403	All plans treated as retiring	245,403
	Pension	9,914	All plans treated as retiring	5,501
W. R. Hinson	SBP-P	162,692	All plans treated as retiring	162,692
	SERP	80,550	All plans treated as retiring	80,550
	Pension	8,749	All plans treated as retiring	5,242
W. C. Barrs	SBP-P	131,348	All plans treated as retiring	131,348
	SERP	66,198	All plans treated as retiring	66,198
	Pension	5,961	All plans treated as retiring	4,419
J. A. Miller	SBP-P	240,904	All plans treated as retiring	240,904
	SERP	130,832	All plans treated as retiring	130,832
	Pension	N/A	1,082	1,777
J. L. Pemberton	SBP-P	N/A	253,869	28,446
	SERP	N/A	—	16,198
	SRA	N/A	288,110	39,940
	Pension	5,363	All plans treated as retiring	4,615
A. L. Wilson	SBP-P	104,917	All plans treated as retiring	104,917
	SERP	66,606	All plans treated as retiring	66,606

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, and the SRA could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2015 following a change-in-control-related event, other than a Southern Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
W. P. Bowers	7,582,459	2,454,027	—	10,036,486
W. R. Hinson	1,626,925	805,499	—	2,432,424
W. C. Barrs	1,313,484	661,983	—	1,975,467
J. A. Miller	2,409,044	1,308,322	—	3,717,366
J. L. Pemberton	249,162	141,879	349,835	740,876
A. L. Wilson	1,049,168	666,058	—	1,715,226

The pension benefit amounts in the tables above were calculated as of December 31, 2015 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 3.26% discount rate.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2015 is the greater of target or actual performance. Because actual payouts for 2015 performance were above the target level for all of the named executive officers, the amount that would have been payable to the named executive officers was the actual amount paid as reported in the Summary Compensation Table.

Stock Options and Performance Shares (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. If Southern Company consummates a merger and is not the surviving company, all Equity Awards vest. However, there is no payment associated with Equity Awards in that situation unless the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for good reason, Equity Awards vest.

For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 31, 2015. The value of performance shares is calculated using the closing price of Common Stock on December 31, 2015.

The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)		Total Number of Equity Awards Following Accelerated Vesting (#)		Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Stock Options	Performance Shares
W. P. Bowers	298,035	70,750	1,406,893	70,750	14,403,312
W. R. Hinson	40,996	9,823	130,712	9,823	1,097,457
W. C. Barrs	37,909	8,932	97,861	8,932	791,560
J. A. Miller	107,188	32,151	255,775	32,151	2,529,371
J. L. Pemberton	36,922	8,824	125,084	8,824	1,082,441
A. L. Wilson	55,272	13,165	175,508	13,165	1,580,598

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers, except Mr. Pemberton, are retirement-eligible. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events. Because Mr. Pemberton is not retirement-eligible, healthcare benefits would not become available until he reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing Mr. Pemberton two years of healthcare insurance premiums is approximately $36,936.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for good reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

•
The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Mr. Bowers and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

•	The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.

•
If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the Internal Revenue Code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax "unreduced amount" exceeds the after-tax "reduced amount." Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2015 in connection with a change in control.

Severance Amount ($)
W. P. Bowers	2,852,131
W. R. Hinson	558,381
W. C. Barrs	506,665
J. A. Miller	976,598
J. L. Pemberton	505,394
A. L. Wilson	570,834

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2015, none of Southern Company's or the Company's directors or executive officers served on the board of directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, and executive officers as of December 31, 2015. It is based on information furnished by the directors, nominees, and executive officers. The shares of Common Stock beneficially owned by all directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2015. Mr. Fanning, who resigned from the Board effective February 11, 2015, is not included in this table.

		Shares Beneficially Owned Include:
			Shares
			Individuals
	Shares	Deferred	Have Right to	Shares Held
Name of Directors, Nominees,	Beneficially	Stock	Acquire Within	by Family
and Executive Officers	Owned (1)	Units (2)	60 Days (3)	Members (4)
W. Paul Bowers	1,377,700	—	1,297,143	166
Robert L. Brown, Jr.	28,373	28,373	—	—
Anna R. Cablik	11,518	11,018	—	500
Stephen S. Green	5,448	—	—	—
Jimmy C. Tallent	5,889	5,889	—	—
Charles K. Tarbutton	7,124	3,374	—	—
Beverly D. Tatum	4,931	4,850	—	—
D. Gary Thompson	14,310	13,946	—	—
Clyde C. Tuggle	3,726	—	—	—
Kessel D. Stelling, Jr.	115	—	—	—
Richard W. Ussery	37,171	—	—	—
W. Craig Barrs	145,302	—	83,983	—
W. Ron Hinson	155,879	—	142,354	—
Joseph A. Miller	248,491	—	214,029	—
John L. Pemberton	126,588	—	117,268	—
Anthony L. Wilson	176,416	—	155,169	—
Directors, Nominees, and Executive Officers as a group (17 people)	2,471,960	67,450	2,119,029	666

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)	Each director and/or executive officer disclaims any interest in shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Jimmy C. Tallent, a director of the Company, is chairman and chief executive officer of UCBI and chairman and chief executive officer of United Community Bank. United Community Bank furnished a number of regular banking services in the ordinary course of business to the Company during 2015. The Company intends to maintain normal banking relations with United Community Bank in the future.

In 2015, the Company purchased reinforcing steel from Anasteel & Supply Company, LLC for $210,000. Ms. Anna R. Cablik, a director of the Company, is president of Anasteel & Supply Company, LLC and Anatek, Inc.

In 2015, Messrs. Thomas P. Bishop, an executive officer of the Company in 2015, and Christopher P. Cummiskey, an executive officer of the Company, had total compensation of $604,480 and $562,545, respectively, as calculated in accordance with SEC rules and regulations.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” Southern Company has a Code of Ethics as well as a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements. The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions. As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.